Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. ANNOUNCES BOARD APPROVAL OF

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

COMPANY ALSO ANNOUNCES TERMINATION OF REGISTRATION OF ITS

COMMON STOCK WITH THE SECURITIES AND EXCHANGE COMMISSION

Pasadena, California, March 9, 2010 – AutoImmune Inc. (OTC BB: AIMM.OB) today announced that its Board of Directors has determined, after consideration of potential strategic alternatives, that it is in the best interests of the Company and its stockholders to liquidate the Company’s assets and to dissolve the Company. In connection with the liquidation, the Company intends to distribute to its stockholders all available cash, except such cash as is required for paying or making reasonable provision for the liabilities and other obligations of the Company.

Plan of Complete Liquidation and Dissolution

The Board of Directors has unanimously voted to approve the dissolution and liquidation of the Company, subject to stockholder approval. The Company intends to call a special meeting of the stockholders to seek approval of a Plan of Complete Liquidation and Dissolution. If the plan of liquidation is approved, the Company also intends to close its stock transfer books and to discontinue recording transfers of its stock.

“After evaluating the Company’s strategic options, the Board of Directors reached the conclusion that it is in the best interest of stockholders to liquidate and dissolve the Company,” stated Robert C . Bishop, Ph.D., Chairman and Chief Executive Officer of the Company. “In connection with the Company’s plans to liquidate, we have begun the orderly wind down of the Company’s operations, including seeking purchasers for the Company’s intellectual property and other tangible and intangible assets and providing for the Company’s outstanding and potential liabilities.”

The Company is currently unable to estimate with certainty the amount of proceeds, if any, it will realize upon the sale of its intellectual property and other assets or the amount of cash that will be needed to satisfy the Company’s liabilities. If the Company’s stockholders approve the plan of liquidation, the Company will file a Certificate of Dissolution promptly after the stockholders’ vote, and stockholders will then be entitled to share in the liquidation proceeds based upon their proportionate ownership at that time.

Termination of Registration of Common Stock

The Company also announced that it has filed a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock under Section 12(g) of the Securities Exchange Act of 1934. It is expected that the termination of registration of the Company’s common stock will become effective on June 6, 2010. Once the termination becomes effective, AutoImmune and its stockholders will no longer be subject to the provisions of the Securities Exchange Act of 1934 applicable to registered companies.

SEC regulations require AutoImmune to continue to file with the SEC periodic reports with respect to periods ending on or before December 31, 2009, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. AutoImmune plans to seek no-action relief from the SEC with respect to this requirement. Once it is no longer required to file periodic reports with the SEC, AutoImmune’s common stock will cease to be eligible to trade on the OTC Bulletin Board. The Company’s shares may be eligible for quotation on the Pink Sheets electronic over-the-counter markets pending the liquidation.

“After careful consideration of various factors, including the Company’s plans to liquidate, the Board of Directors determined that the advantages of registration are outweighed by the costs and administrative burdens of continued SEC reporting,” stated Dr. Bishop. “The Company expects to realize significant cost savings from reductions in legal, accounting and other expenses and burdens associated with the Company’s SEC reporting.”

About AutoImmune Inc.

AutoImmune is a biopharmaceutical company involved in the development of treatments for autoimmune and cell-mediated inflammatory diseases and conditions.

Forward Looking Statements

Statements in this release that are not strictly historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include statements about the Company’s plans to liquidate and dissolve the Company, to sell assets of the Company, and to cease filing periodic reports with the SEC. You can identify these forward-looking statements because they involve our expectations, beliefs, projections, anticipations or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, the Company’s ability to complete successfully the sale of its non-cash assets and the liquidation and dissolution of the Company as well as the Company’s ability to obtain relief from its obligation to file periodic reports with the SEC with respect to periods beginning on or before December 31, 2009. We have no plans, and disclaim any obligation, to update or revise any forward-looking statements whether as a result of new information, future events or other factors, except as required by law.

Important Information for Investors and Stockholders

AutoImmune will file a proxy statement with the SEC in connection with the special meeting of stockholders to approve the proposed Plan of Complete Liquidation and Dissolution. AutoImmune urges investors and stockholders to read the proxy statement when it becomes available and any other relevant documents filed by it with the SEC because they will contain important information.

Investors and stockholders will be able to obtain the proxy statement and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by AutoImmune will be available free of charge on the SEC information portion of the AutoImmune website at www.autoimmuneinc.com.

Participants in the Solicitation

AutoImmune, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the Plan of Complete Liquidation and Dissolution. The names of AutoImmune’s directors and executive officers and a description of their interests in AutoImmune are set forth in AutoImmune’s definitive proxy statement for the 2009 annual meeting of stockholders, which was filed with the SEC on April 15, 2009. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of AutoImmune’s directors and executive officers in the proposed liquidation and dissolution of the Company by reading the definitive proxy statement for the special meeting of stockholders when it becomes available.